Exhibit (p)(2)

JAVELIN INVESTMENT MANAGEMENT, LLC

CODE OF ETHICS

Effective May 1, 2009

I.

Introduction and Standards.

Javelin Investment Management, LLC (“Javelin”) is an investment adviser registered with the U.S. Securities and Exchange Commission.  In accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (“Rule 204A-1”), Javelin has adopted this Code of Ethics.  Rule 204A-1 generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by advisory clients, if effected by certain associated persons of with the adviser.  Currently, Javelin Exchange-Traded Trust (the “Trust”), including its series, is the sole client of Javelin.  Every Access Person must comply with this Code, as well as the Code of Ethics that has been adopted by the Trust.  The requirements of this Code parallel the requirements of the Trust’s Code of Ethics and to the extent they are in conflict, the provisions of this Code control and should be followed.

The foundation of Javelin’s ethical standards is compliance with the letter and spirit of the law.  Our personnel must respect and obey all of the laws, rules and regulations applicable to our business, including among others, securities, banking and other federal, state and local laws.  Javelin has a compliance manual designed specifically to meet applicable laws and regulations.  All supervised persons of Javelin are required to be familiar and comply with the Javelin Compliance Manual, as well as the Trust’s Compliance Manual.  Likewise each supervised person is responsible for being familiar with complying with the procedures applicable to him or her.  Although he or she is not expected to know the details of each law governing Javelin’s business, he or she is expected to be familiar with and comply with the company-wide policies and procedures.  When in doubt, a supervised person should  seek advice from supervisors, managers or other appropriate personnel of Javelin.

II.

Definitions.

(a)

“Access Person” means any Advisory Person (as defined below), directors, officers, managing members and general partners of Javelin.

(b)

“Advisory Person” means (i) any trustee, director, officer, member, managing member, general partner, employee or agent of the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by a client, or whose functions relate to the making of any recommendations with respect to such purchases or sales, including without limitation, employees who execute trades and otherwise place and process orders for the purchase or sale of a Covered Security by a client, and research analysts who investigate potential investments for a client; but excluding, marketing and investor relation personnel, financial, compliance, accounting and operational personnel, and all clerical, secretarial or solely administrative personnel; and (ii) any natural person in a Control Relationship to the Javelin information concerning recommendations made to a client with regard to the purchase or sale of a Covered Security.

(c)

A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(d)

“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

(e)

“Company” means a corporation, partnership, an association, a joint stock company, a mutual fund, an exchange-traded fund, a limited liability company, a limited liability partnership, a hedge fund, or any organized group of persons whether incorporated or not; or any receiver, trustee or similar official or any liquidating agent for any of the foregoing, in his capacity as such.

(f)

“Covered Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended (the “1940 Act”), except that it shall not include direct obligations of the Government of the United States, Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements) and shares issued by registered open-end investment companies.

(g)

“Review Officer” shall mean the designated officer of Javelin, or, in the event that the Review Officer is unavailable or involved in the proposed transaction, another officer of Javelin not involved in the proposed transaction.  The Review Officer will be the Chief Compliance Officer of Javelin.

(h)

“Control Relationship” means the power to exercise a controlling influence over the management or policies of Javelin, unless such power is solely the result of an official position.  Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of Javelin shall be presumed to control such Javelin.  Any person who does not so own more than 25% of the voting securities of Javelin shall be presumed not to control Javelin.

(i)

“Initial Public Offering” means an offering of securities registered under Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 of Section 15(d) of the Securities Exchange Act.

(j)

“Limited Offering” means a private placement or other offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant or Rule 504, Rule 505 or Rule 506 under the Securities Act.

(l)

“Purchase or sale of a Security” includes, inter alia, the writing of an option to purchase and sell a Security, any Security convertible or exchangeable to a Security.

III.

Exempted Transactions.

The prohibitions of Section IV of this Code shall not apply to:

(a)

Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b)

Purchases or sales which are non-volitional on the part of either the Access Person or the client.

(c)

Purchases which are part of an automatic dividend reinvestment plan.

(d)

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

IV.

Prohibited Purchases and Sales.

(a)

No Access Person, or any member of such person’s immediate family, shall purchase or sell, directly or indirectly, any Covered Security if they had actual knowledge at the time of the transaction that, during a period of fifteen days immediately preceding or following the transaction, the security was purchased or sold or was "being considered for purchase or sale" by a client, or is the subject of an outstanding purchase or sale order by the client.

 (b)

No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 204A-1.

(c)

No Access Person shall redeem shares of any affiliated registered open-end investment company within thirty (30) days of the purchase of a share in that fund.  The provisions of this Section IV(c) shall not apply with respect to Automatic Trades, as defined below.

(d)

Requirement for Pre-Clearance.  Access Persons must obtain prior written approval from the designated Review Officer before:

(i)

directly or indirectly acquiring beneficial ownership in securities in an Initial Public Offering for which no public market in the same or similar securities of the issue has previously existed; and

(ii)

directly or indirectly acquiring  beneficial ownership in securities in a Limited Offering.

In determining whether to pre-clear the transaction, the Review Officer shall consider, among other factors, whether such opportunity is being offered to the Access Person by virtue of his or her position with Javelin.  All pre-cleared acquisitions must take place on the same day that the clearance is obtained.  If the transaction is not completed on the date of clearance, a new clearance must be obtained.  Post-approval is not permitted under this Code of Ethics.  If it is determined that a trade was completed before approval was obtained, it will be considered a violation of this Code of Ethics.

V.

Reporting.

(a)

 Initial Holding Reports.  No later than ten (10) days after a person becomes an Access Person, the person must report the following information:

(i)

the title, type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the person has any direct or indirect beneficial ownership as of the date they became an Access Person;

(ii)

the name of any broker, dealer or bank with whom the person maintains an account in which any securities were held for the Access Person’s direct or indirect benefit as of the date they became an Access Person; and

(iii)

the date that the report is submitted by the Access Person.

The information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

(b)

Quarterly Transaction Reports.  No later than thirty (30) days after the end of a calendar quarter, each Access Person must submit a quarterly transaction report which report must cover, at a minimum, all transactions during the quarter in a Covered Security (whether or not publicly traded) in which the Access Person had any direct or indirect beneficial ownership, and provide the following information:

(i)

the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(ii)

the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)

the price of the Covered Security at which the transaction was effected;

(iv)

the name of the broker, dealer or bank with or through which the transaction was effected; and

(v)

the date that the report is submitted.

(c)

New Account Opening; Quarterly New Account Report.  Each Access Person shall provide written notice to the Review Officer prior to opening any new account with any entity through which any securities (whether or not publicly traded) transaction may be effected for which the Access Person has direct or indirect beneficial ownership.

In addition, no later than thirty (30) days after the end of a calendar quarter, each Access Person must submit a quarterly new account report with respect to any account established by such a person in which any securities (whether or not publicly traded) were held during the quarter for the direct or indirect benefit of the Access Person.  The Quarterly New Account Report shall cover, at a minimum, all accounts at a broker-dealer, bank or other institution opened during the quarter and provide the following information:

(1)

the name of the broker, dealer or bank with whom the Access Person has established the account;

(2)

the date the account was established; and

(3)

the date that the report is submitted by the Access Person.

(d)

Annual Holdings Reports.  Annually, each Access Person must report the following information (which information must be current as of a date no more than forty-five (45) days before the report is submitted):

(i)

the title, type of Covered Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security (whether or not publicly traded) in which the Access Person had any direct or indirect beneficial ownership;

(ii)

the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities are held for the Access Person’s direct or indirect benefit; and

(iii)

the date that the report is submitted by the Access Person.

(e)

Alternative Reporting.  The submission to the Review Officer of duplicate broker trade confirmations and statements on all securities transactions required to be reported under this Section shall satisfy the reporting requirements of Section V.  The annual holdings report may be satisfied by confirming annually, in writing, the accuracy of the information delivered by, or on behalf of, the Access Person to the Review Officer and recording the date of the confirmation.

(f)

Report Qualification.  Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

(g)

Providing Access to Account Information.  Access Persons will promptly:

(i)

provide full access to Javelin, its agents and attorneys to any and all records and documents which Javelin considers relevant to any securities transactions or other matters subject to the Code;

(ii)

cooperate with Javelin, or its agents and attorneys, in investigating any securities transactions or other matter subject to the Code;

(iii)

provide Javelin, its agents and attorneys with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter subject to the

Code; and

(iv)

promptly notify the Review Officer or such other individual as Javelin may direct, in writing, from time to time, of any incident of noncompliance with the Code by anyone subject to this Code.

(h)

Confidentiality of Reports.  Transaction and holding reports will be maintained in confidence, expect to the extent necessary to implement and enforce the provisions of this Code or to comply with requests for information from government agencies.

(i)

The provisions of this Section V shall not apply to transactions involving Covered Securities that occur automatically following the instruction and in accordance with standing instructions (“Automatic Trades”), such as dividend or distribution reinvestments, paycheck contributions, and periodic or automatic withdrawal programs.

VI.

Review of Reports Required by this Code of Ethics

(a)

Each report required to be submitted under Section V of this Code of Ethics will be promptly reviewed by the Review Officer when submitted.

(b)

Any violation or potential violation of this Code of Ethics shall be brought to the attention of the Managing Member of Javelin.

(c)

The Review Officer will investigate any such violation or potential violation of this Code of Ethics and report to the Managing Member of Javelin with a recommendation of appropriate action to be taken against any individual whom it is determined has violated this Code of Ethics as is necessary to cure the violation and prevent future violations.

(d)

The Review Officer will keep a written record of all investigations in connection with any Code of Ethics violations including any action taken as a result of the violation.

VII.

Recordkeeping

Javelin shall cause the records enumerated in this Section VII (a) through (e) below to be maintained in an easily accessible place at the offices of its principal underwriter and shall cause such records to be made available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examinations.

Specifically, Javelin shall maintain the following records:

(a)

a copy of the this Code as adopted and implemented, including any and all versions in effect, or at any time within the past five years;

(b)

a record of any violation of the code of ethics, and of any action taken as a result of the violation;

(c)

a record of all written acknowledgments as required by Rule 204A-1(a)(5) for each person who is currently, or within the past five years was, a supervised person of the investment adviser;

(d)

A record of each report made by an access person as required by Rule 204A-1(b), including any information provided under paragraph (b)(3)(iii) of that rule in lieu of such reports;

(e)

A record of the names of persons who are currently, or within the past five years were, Access Persons;

(f)

A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons under Rule 204A-1(c), for at least five years after the end of the fiscal year in which the approval is granted; and

(g)

Records of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under Section V(a), for at least five years after the end of the fiscal year in which the approval is granted.

VIII.

Annual Compliance Report

As part of Javelin’s annual compliance report required by Rule 206(4)-7 under the Advisers Act, the Review Officer will prepare a written report that:

(a)

Describes any issues arising under this Code of Ethics since the last annual compliance report, including, but not limited to, information about material violations of this Code of Ethics and sanctions imposed in response to the material violations; and

(b)

Certifies that Javelin has adopted the procedures that are reasonably necessary to prevent Access Persons from violating this Code of Ethics.

IX.

Sanctions.

Upon discovering a violation of this Code, senior officers of Javelin in consultation with the Review Officer may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure, suspension, or termination of the employment of the violator, and/or a disgorging of any profits made by the violator.

X.

Certification.

Each individual covered by this Code of Ethics shall:  (a) receive a copy of this Code of Ethics at the time of his/her appointment, employment or other engagement, (b) certify in writing that he/she has read and understood the Code of Ethics; and (c) retain a copy at all times.  Any questions regarding this Code of Ethics should be referred to the Review Officer.

XI.

Amendments

This Code may be amended from time to time solely upon written consent of the Secretary and Review Officer to Javelin for the purpose of correcting ambiguities, inconsistencies or incompleteness in the Code or the implementation thereof and to conform the Code to federal or state tax, legal, securities or other requirements or regulations, including amendments necessary to preserve Javelin’s registration under the Advisers Act; provided, however, that the Managing Member of Javelin must  approve any material changes to this Code no later than six (6) months after the adoption of such change by the Secretary and Review Officer.

XII.

Approval

The senior officers of Javelin approved this Code on May 1, 2009, having determined that the foregoing Code contains provisions reasonably necessary to prevent any manager, managing member, member, officer, or Advisory Person of Javelin from engaging in conduct prohibited by 204A-1 under the Advisers Act.

Approved:  May 1, 2009

JAVELIN INVESTMENT MANAGEMENT, LLC

Code of Ethics

APPENDIX A

ACCESS PERSONS

A-1

JAVELIN INVESTMENT MANAGEMENT, LLC

Code of Ethics

APPENDIX B

ACCESS PERSON ACKNOWLEDGEMENT

I understand that I am an Access Person as defined in Javelin Investment Management LLC Code of Ethics.  I have read and I understand the Code of Ethics and will comply with it in all respects.  In addition, I certify that I have complied with the requirements of the Code of Ethics and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Signature	Date

Printed Name

This form must be completed and returned to Javelin Investment Management, LLC’s Review Officer:

Brinton W. Frith

33 Witherspoon Street

Princeton, New Jersey

B-1